Exhibit 99.1

DallasNews CORPORATION

DallasNews Corporation Announces Election of Dunia A. Shive as Director

DALLAS – DallasNews Corporation (Nasdaq:  DALN) (the “Company”) today announced that Dunia A. Shive has been elected a director by the Company's Board of Directors. Shive will serve on the Board's compensation and management development committee as well as the nominating and corporate governance committee. She will stand for re-election at the Company's 2022 annual meeting of shareholders.

Shive, 60, is a longtime Dallas resident with 30 years of media industry experience. She served as senior vice president of TEGNA, Inc., formerly Gannett Co., Inc., from 2013 to 2017.  Prior to joining TEGNA, from 2008 to 2013, Shive was president and Chief Executive Officer of Belo Corp., a television broadcast and digital media company acquired by Gannett in December 2013. She joined Belo Corp. in 1993 and served as Chief Financial Officer and in other leadership positions prior to her election as CEO.  Shive currently serves on the boards of Kimberly-Clark Corporation (since 2019), Main Street Capital Corporation (since 2020), and Trinity Industries, Inc. (since 2014). She chairs the audit committees at Kimberly-Clark and Trinity Industries. Shive previously served on the board of Dr. Pepper Snapple Group, Inc. (until 2018) and is a trustee of Parks for Downtown Dallas, a non-profit civic organization. In 2008 she was named a Distinguished Alumna of Texas Tech University.

John A. Beckert, Lead Director of DallasNews Corporation and chairman of the nominating and corporate governance committee, said, “Dunia is very familiar with the Company and the complexities of the media environment in which we are operating. Her extensive corporate and operating experience will give the Board important perspective as we refine DallasNews’ strategy and continue in the Company’s transition to a sustainably profitable digital news and information provider.”

Shive said, “DallasNews Corporation’s commitment to journalism has never been more relevant or important. I look forward to contributing to the Company's efforts to develop a lasting business model that enables it to meet these goals over the long term.”

About DallasNews Corporation

DallasNews Corporation is the leading local news and information publishing company in Texas. The Company has a growing presence in emerging media and digital marketing, and maintains capabilities related to commercial printing, distribution and direct mail. DallasNews delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, including statements about the Company’s expectations relating to the reverse stock split, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.